Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 25, 2013

LEGGETT & PLATT REPORTS SECOND QUARTER EPS OF $.48

Carthage, MO, July 25, 2013

•	2Q EPS was $.48, a 7% increase versus the prior year

•	2Q EPS from continuing operations was $.44, a 13% increase versus the prior year

•	2Q sales were $959 million, 3% higher than in prior year

•	2Q EBIT margin increased to 10.3%, compared to 9.3% last year

•	Revised 2013 guidance is $1.55—1.70 EPS, on sales of $3.75—3.85 billion

Diversified manufacturer Leggett & Platt reported second quarter earnings per diluted share of $.48, compared to $.45 in the second quarter last year. EPS from continuing operations was $.44 in the second quarter, compared to $.39 in the second quarter of 2012. Quarterly earnings increased primarily as a result of higher unit volume.

Second quarter sales from continuing operations were $959 million, a 3% (or $24 million) increase versus the prior year. Same location sales increased 2%, with a 3% increase in unit volume partially offset by lower rod mill trade sales. Acquisitions increased sales by nearly 1%.

CEO Comments

CEO David S. Haffner commented, “Second quarter EPS from continuing operations improved 13%, or $.05, versus the same quarter last year. Sales grew 3%, and our EBIT margin increased by 100 basis points, to 10.3%. These improvements occurred despite sluggish demand in certain of our end markets, which led us to reduce full year sales and EPS guidance.

“During the quarter we exited three small operations and, as a result, recorded an EPS benefit of $.05 in discontinued operations, primarily driven by taxes. These three operations collectively generated about $15 million of annual sales during 2012, but posted negative EBIT. We also concluded the acquisition of a relatively small, UK-based provider of titanium, nickel alloy and stainless steel pipes and ducts for aerospace applications.

“Since 2007, our primary long-term financial goal has been to consistently rank in the top third of the S&P 500 companies for Total Shareholder Return (TSR1) as measured over rolling 3-year periods. For the three year period that began January 1, 2011, we have so far (over the last 31 months) generated annual average TSR of 19%, which currently places us in the top third of the S&P 500 companies.

“We continue to maintain our strong financial base. During the quarter we repaid $200 million of long-term debt that came due. At quarter’s end we had $479 million available under our existing commercial paper program. We ended the quarter with net debt to net capital at 29.3%, conservatively below our long-term 30%-40% target range.”

Dividends and Stock Repurchases

In May, Leggett & Platt’s Board of Directors declared a $.29 second quarter dividend, one cent higher than last year’s second quarter dividend. 2013 marks the 42nd consecutive annual dividend increase for the company, with a compound annual growth rate of 13%. Only two other S&P 500 companies can claim as high a rate of dividend growth for as many years.

[1]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

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At yesterday’s closing share price of $31.53, the indicated annual dividend of $1.16 per share generates a yield of 3.7%, one of the highest dividend yields among the S&P 500 Dividend Aristocrats.

During the second quarter the company purchased 1.2 million shares of its stock, and issued 0.3 million shares. The number of shares outstanding decreased 0.9 million, to 141.9 million. For the first half of the year, the company issued 2.7 million shares, and repurchased 2.9 million shares. Approximately two-thirds of the stock issuance reflects employee stock option exercises in response to higher stock prices.

2013 Outlook Reduced

For 2013, Leggett & Platt now anticipates annual sales growth between 1% and 4%, a reduction versus prior guidance of 2%—6% sales growth. Full year sales guidance is now $3.75-3.85 billion; EPS guidance is now $1.55 - 1.70, and includes the tax-related benefit recorded in discontinued operations. EPS guidance for continuing operations is $1.50 - 1.65, a 2% - 12% improvement compared to 2012’s continuing operations adjusted EPS of $1.47.2 Prior continuing operations EPS guidance was $1.55 - 1.75.

Cash from operations should again exceed $350 million for the full year. Capital expenditures are expected to be approximately $85 million, and dividend payments should approximate $125 million (lower than normal, since the company accelerated the January 2013 dividend payment into December 2012).

As has been typical since 2007, after funding dividends and capital expenditures, any excess cash flow should be targeted toward acquisitions or stock repurchases. Management has standing authorization from the Board of Directors to repurchase up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

Over the last few years, Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, unit sales volumes can rebound appreciably without the need for large capital investment. As a result, the company has meaningful operating leverage that should significantly benefit future earnings as market demand rebounds.

SEGMENT RESULTS – Second Quarter 2013 (versus the same period in 2012)

Residential Furnishings – Total sales increased $14 million, or 3%, from higher unit volumes and raw material related price increases. EBIT (earnings before interest and income taxes) increased $2 million, from higher unit volume, favorable product mix in U.S. spring, and gains from building sales; these were partially offset by margin compression in fabric converting.

Commercial Fixturing & Components – Total sales increased $13 million, or 11%. EBIT increased $5 million due to higher sales and the absence of last year’s $2 million restructuring-related expense.

Industrial Materials – Total sales decreased $17 million, or 7%. Same location sales declined 9%, due in roughly equal parts to reduced trade sales at the rod mill and steel-related price deflation. EBIT improved by $4 million, primarily due to the absence of last year’s $2 million of acquisition-related costs, gains from equipment sales, and earnings from small acquisitions.

Specialized Products – Total sales increased $13 million, or 7%. EBIT improved $2 million, primarily due to higher sales.

[2]	To aid investors’ awareness of basic operational profitability, 2012 adjusted EPS excludes $.18 in unusual tax benefits. Full year 2012 reported EPS was $1.70, including $.05 from Discontinued Operations.

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Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, July 26. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Third quarter results will be released after the market closes on Wednesday, October 23, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 130-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 17 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT				July 25, 2013
RESULTS OF OPERATIONS [1]	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2013	2012	Change	2013	2012	Change
Net sales (from continuing operations)	$958.8	$934.6	3%	1,891.5	$1,877.9	1%
Cost of goods sold	759.7	747.9		1,503.5	1,512.7

Gross profit	199.1	186.7		388.0	365.2
Selling & administrative expenses	98.8	91.8	8%	206.0	188.9	9%
Amortization	5.4	6.4		11.1	12.6
Other expense (income), net	(3.6)	1.7		(7.0)	1.0

Earnings before interest and taxes	98.5	86.8	13%	177.9	162.7	9%
Net interest expense	9.1	8.0		19.2	15.8

Earnings before income taxes	89.4	78.8		158.7	146.9
Income taxes	24.3	21.5		44.2	44.3

Net earnings from continuing operations	65.1	57.3		114.5	102.6
Discontinued operations, net of tax	6.8	8.1		6.9	7.3

Net earnings	71.9	65.4		121.4	109.9
Less net income from non-controlling interest	(0.6)	(0.5)		(1.0)	(1.0)

Net earnings attributable to L&P	$71.3	$64.9	10%	$120.4	$108.9	11%

Earnings per diluted share
From continuing operations	$0.44	$0.39	13%	$0.77	$0.70	10%
From discontinued operations	$0.05	$0.06		$0.05	$0.05
Net earnings per diluted share	$0.48	$0.45	7%	$0.81	$0.75	8%
Shares outstanding
Common stock (at end of period)	141.9	140.5		141.9	140.5
Basic (average for period)	145.8	144.1		145.9	143.8
Diluted (average for period)	148.1	145.4		148.0	145.3

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2013	2012	Change	2013	2012	Change
Net earnings	$71.9	$65.4		$121.4	$109.9
Depreciation and amortization	29.8	28.7		59.1	57.7
Working capital decrease (increase)	(25.0)	(19.9)		(96.9)	(46.7)
Asset Impairment	2.1	0.9		2.3	1.0
Other operating activity	20.4	6.1		37.3	24.4

Net Cash from Operating Activity	$99.2	$81.2	22%	$123.2	$146.3	(16%)
Additions to PP&E	(22.1)	(19.7)		(41.9)	(37.3)	12%
Purchase of companies, net of cash	(10.0)	(1.0)		(10.1)	(189.8)
Proceeds from asset sales	12.5	3.2		14.4	7.4
Dividends paid	(41.4)	(39.2)		(41.4)	(78.2)
Repurchase of common stock, net	(36.5)	(0.3)		(49.7)	(2.8)
Additions (payments) to debt, net	(171.5)	(24.5)		(73.3)	179.7
Other	0.7	(6.4)		0.0	(7.1)

Increase (Decr.) in Cash & Equiv.	$(169.1)	$(6.7)		$(78.8)	$18.2

FINANCIAL POSITION	30-Jun
(In millions)	2013	2012	Change
Cash and equivalents	$280.3	$254.5
Receivables	553.0	557.6
Inventories	510.4	517.6
Other current assets	43.5	53.7

Total current assets	1,387.2	1,383.4	0%
Net fixed assets	562.1	581.1
Held for sale	17.7	19.5
Goodwill and other assets	1,311.7	1,239.4

TOTAL ASSETS	$3,278.7	$3,223.4	2%

Trade accounts payable	$338.3	$320.2
Current debt maturities	1.8	201.9
Other current liabilities	290.6	342.0

Total current liabilities	630.7	864.1	(27%)
Long term debt	973.9	821.0	19%
Deferred taxes and other liabilities	240.4	191.3
Equity	1,433.7	1,347.0	6%

Total Capitalization	2,648.0	2,359.3

TOTAL LIABILITIES & EQUITY	$3,278.7	$3,223.4

[1]	Prior year results have been restated for discontinued operations.

LEGGETT & PLATT
SEGMENT RESULTS [1]	SECOND QUARTER			YEAR TO DATE
(In millions)	2013	2012	Change	2013	2012	Change
External Sales
Residential Furnishings	$484.8	$472.4	2.6%	$969.7	$963.0	0.7%
Commercial Fixturing & Components	126.2	113.7	11.0%	240.8	226.9	6.1%
Industrial Materials	155.8	167.3	(6.9%)	315.4	331.9	(5.0%)
Specialized Products	192.0	181.2	6.0%	365.6	356.1	2.7%

Total	$958.8	$934.6	2.6%	$1,891.5	$1,877.9	0.7%

Inter-Segment Sales
Residential Furnishings	$4.0	$2.3		$5.9	$4.3
Commercial Fixturing & Components	1.2	1.2		2.2	2.2
Industrial Materials	60.9	65.9		124.5	136.5
Specialized Products	16.4	13.8		29.1	23.6

Total	$82.5	$83.2		$161.7	$166.6

Total Sales
Residential Furnishings	$488.8	$474.7	3.0%	$975.6	$967.3	0.9%
Commercial Fixturing & Components	127.4	114.9	10.9%	243.0	229.1	6.1%
Industrial Materials	216.7	233.2	(7.1%)	439.9	468.4	(6.1%)
Specialized Products	208.4	195.0	6.9%	394.7	379.7	4.0%

Total	$1,041.3	$1,017.8	2.3%	$2,053.2	$2,044.5	0.4%

EBIT
Residential Furnishings	$42.4	$40.0	6%	$84.7	$80.2	6%
Commercial Fixturing & Components	7.9	3.1	155%	9.5	10.3	(8%)
Industrial Materials	21.9	18.3	20%	43.6	31.0	41%
Specialized Products	28.4	26.0	9%	44.1	44.3	(0%)
Intersegment eliminations and other	(4.3)	(3.2)		(8.8)	(5.2)
Change in LIFO reserve	2.2	2.6		4.8	2.1

Total	$98.5	$86.8	13%	$177.9	$162.7	9%

EBIT Margin [2]			Basis Pts			Basis Pts

Residential Furnishings	8.7%	8.4%	30	8.7%	8.3%	40
Commercial Fixturing & Components	6.2%	2.7%	350	3.9%	4.5%	(60)
Industrial Materials	10.1%	7.8%	230	9.9%	6.6%	330
Specialized Products	13.6%	13.3%	30	11.2%	11.7%	(50)

Overall from Continuing Operations	10.3%	9.3%	100	9.4%	8.7%	70

	2012				2013
LAST SIX QUARTERS	1Q	2Q	3Q	4Q	1Q	2Q
Selected Figures
Trade Sales ($ million)	943	935	978	850.1	933	959
Sales Growth (vs. prior year)	6%	(1%)	4%	(0%)	(1%)	3%
EBIT ($ million)	76	87	105	76	79	99
EBIT Margin	8.0%	9.3%	10.7%	8.9%	8.5%	10.3%
Net Earnings—excludes discontinued oper. ($m)	45	57	66	74	49	65
Net Margin—excludes discontinued operations	4.7%	6.1%	6.7%	8.7%	5.3%	6.7%
EPS—continuing operations (diluted)	$0.31	$0.39	$0.45	$0.50	$0.33	$0.44
Cash from Operations ($ million)	65	81	95	209	24	99
Net Debt to Net Capitalization
Long term debt	1046.8	821.0	860.2	853.9	953.8	973.9
Current debt maturities	2.5	201.9	201.8	201.5	201.4	1.8
Less cash and equivalents	(261.2)	(254.5)	(264.9)	(359.1)	(449.4)	(280.3)

Net Debt	788.1	768.4	797.1	696.3	705.8	695.4

Total capitalization	2586.6	2359.3	2450.2	2523.9	2635.3	2648.0
Current debt maturities	2.5	201.9	201.8	201.5	201.4	1.8
Less cash and equivalents	(261.2)	(254.5)	(264.9)	(359.1)	(449.4)	(280.3)

Net Capitalization	2327.9	2306.7	2387.1	2366.3	2387.3	2369.5

Long Term Debt to Total Capitalization	40.5%	34.8%	35.1%	33.8%	36.2%	36.8%
Net Debt to Net Capital	33.9%	33.3%	33.4%	29.4%	29.6%	29.3%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	7%	1%	2%	4%	(1%)	3%
Commercial Fixturing & Components	(8%)	(10%)	21%	(4%)	1%	11%
Industrial Materials	6%	(5%)	(8%)	(15%)	(7%)	(9%)
Specialized Products	7%	5%	2%	1%	1%	7%
Overall from Continuing Operations	5%	(2%)	3%	(2%)	(2%)	2%

[1]	Prior year results have been restated for discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful